FORM: NBAP
                                                          U.S./Int'l/Non-Apparel
                                                          NPR

LICENSEE:  SPALDING SPORTS                      RETAIL PRODUCT LICENSE AGREEMENT
           WORLDWIDE, a division of
           Spalding & Evenflo Companies, Inc.

ADDRESS:   425 Meadow Street
           Chicopee, MA 01021-0901

THIS RETAIL PRODUCT LICENSE AGREEMENT is entered into by NBA Properties, Inc. ("NBAP"), with its principal office at 645 Fifth Avenue, New York, New York 10022, and the licensee listed above ("LICENSEE") with regard to the commercial use of certain names, logos, symbols, emblems, designs and uniforms and all identifications, labels, insignia or indicia thereof (the "Marks") of the National Basketball Association (the "NBA") and its Member Teams (collectively, the "NBA Marks"). On the terms of this Agreement and subject to the attached NBAP Standard Terms and Conditions, NBAP hereby grants to LICENSEE, and LICENSEE hereby accepts:

1. the exclusive (except as otherwise expressly provided in this Agreement) right and license to use, during the Term, the Marks of the Member Teams, the silhouetted dribbler logo (the "NBA Logo") and Marks of the NBA, NBA All-Star Weekend, NBA Playoffs and Finals and such other NBA special events as are mutually agreed upon (collectively, the "Licensed Marks") solely in connection with the manufacture, distribution, advertisement, promotion and sale of the products described in Paragraph A below that bear one or more of the Licensed Marks ("Licensed Products"); and

2. the non-exclusive right and license to use, during the Term, photographs of NBA players who have entered into endorsement agreements with LICENSEE or who do so during the Term ("LICENSEE Endorsers"), in their respective NBA member team uniforms, warm-ups and practicewear and, if applicable, NBA All-Star uniforms, and to incorporate such photographs of such LICENSEE Endorsers into the packaging, advertisement, promotion and sale of NBA Basketballs (as defined below). LICENSEE acknowledges that nothing in this Agreement shall be construed as a grant from NBAP to LICENSEE with respect to any right to use the likeness and/or name of any NBA player and that all such rights must be secured by LICENSEE directly from such players.

No license or right is granted for the use of the Licensed Marks for any purpose other than on the Licensed Products and in the distribution, advertisement, promotion and sale of the Licensed Products in accordance with this Agreement.

A.    LICENSED PRODUCTS:

      1. LICENSEE shall have the exclusive right and license to use the Licensed Marks solely in connection with the manufacture, distribution, advertisement, promotion and sale of the following products:

            (a) Official Game Ball of the NBA, made from top quality, full grain leather. The Official Game Ball shall be identified and described as the NBA "Official Game Ball" and shall bear the facsimile signature of the Commissioner of the NBA (the "Designation").

            (b) Composite and synthetic leather basketballs in full (size 7) and youth (sizes 5,6) sizes.

            (c) Rubber basketballs in full (size 7) and youth (sizes 5,6) sizes.

            (d)   Rubber mini-basketballs (23" or less in circumference).

            (e) Rubber and vinyl micro-mini basketballs (9" or less in circumference).

            (f) Sets consisting of micro-mini plastic backboard (9"x l1") and inflatable basketball (12 1/2" in circumference).

            (g) Basketball-grain leather and synthetic leather executive accessories (e.g., binders, pad binders, attaches, briefcases, business card holders, wallets, checkbook covers, backpacks, belt bags and courier portfolios) ("Executive Accessories").

            (h)   Golf balls ("NBA Golf Balls").

      2. LICENSEE shall have the non-exclusive right and license to use the Licensed Marks solely in connection with the manufacture, distribution, advertisement, promotion and sale of the following products:

            (a) Combo packs consisting of micro-mini inflatable basketball (12 1/2" in circumference), micro-mini plastic backboard (9"x l1") and cotton tank jersey (manufactured by Hanes or such other NBA licensee as determined by NBAP).

            (b) Basketball-look binders and portfolio keepers made from cardboard.

      3. All basketballs upon which any Licensed Mark is used shall be collectively referred to herein as "NBA Basketballs". Basketballs sold by LICENSEE that do not bear any Licensed Marks (other than WNBA-identified basketballs covered by the agreement between LICENSEE and WNBA Enterprises, LLC ("WNBA Basketballs")) shall be referred to herein as "Non-NBA Basketballs". All Executive Accessories upon which any Licensed Mark is used shall be collectively referred to herein as "NBA Executive Accessories". Executive Accessories sold by LICENSEE that do not bear any Licensed Marks shall be referred to herein as "Non-NBA Executive Accessories".

      4. LICENSEE acknowledges that the Official Game Ball of the Women's National Basketball Association shall be a size 6 basketball. Therefore, LICENSEE shall not in any manner market any size 6 basketballs bearing any of the Licensed Marks as "women's" basketballs.

B.    EXCLUSIVITY:

      (i) Nothing in this Agreement shall prevent NBAP from granting any other licenses and rights to other firms, companies, entities, groups or individuals. Notwithstanding the foregoing, provided this Agreement has not been terminated and LICENSEE remains in compliance with the terms and conditions hereof, NBAP agrees that it will not grant to any third party any licenses for the use of the Licensed Marks within the Territory in connection with the manufacture or sale of the products described in subparagraph 1 of Paragraph A of this Agreement for delivery during the Term.

      (ii) Notwithstanding the foregoing or anything to the contrary in this Agreement, LICENSEE acknowledges that:

            (a) LICENSEE's exclusive rights with respect to basketball-grain leather Executive Accessories applies only within the sporting goods (hard goods) class of brands. Accordingly, NBAP shall not in any way be restricted from licensing the use of the Licensed Marks in connection with leather Executive Accessories to a non-sporting goods brand (e.g., a fashion brand such as "Coach" or "Fendi") and such licenses shall not be deemed a violation or breach of this Agreement;

            (b) NBAP shall not in any way be restricted from licensing the use of the Licensed Marks to any third party in connection with non-inflatable mini and micro-mini basketballs for premium use and such licenses shall not be deemed a violation or breach of this Agreement;

            (c) LICENSEE's exclusive rights with respect to sale of the Licensed Products described in subparagraph 1(h) of Paragraph A (i.e., NBA Golf Balls) shall be dependent upon LICENSEE complying with the following provisions: (i) LICENSEE's Sporting Goods Group shall at all times during the Term be actively engaged in the sales and distribution of NBA Golf Ball Licensed Products; (ii) LICENSEE must achieve the annual minimum sales performance goals set forth in Schedule A attached hereto; (iii) LICENSEE must manufacture and maintain sufficient quantities of on-hand inventories of golf balls featuring the NBA logo, all 29 NBA team logos, and Official Game Ball graphics in order to meet retailer demand for such products; and (iv) LICENSEE shall consider in good faith the development of a full line of NBA licensed golf items (e.g., bags, clubs, accessories, etc.);

            (d) if LICENSEE cannot meet an NBA team's reasonable timing or pricing requirements for supplying mini-basketballs for a team basketball promotion, such team shall be free to source the mini-basketballs required for such promotion from up to three
                  (3) mutually agreed upon basketball manufacturers. LICENSEE will offer the member teams mini-basketballs for use in such team's promotional activities at a price equal to LICENSEE's cost to manufacture the mini-basketballs plus a royalty to be mutually agreed upon by NBAP and LICENSEE on a case by case basis; and

            (e) NBAP shall not in any way be restricted from licensing the right to use the Licensed Marks to any third party in connection with inflatable rubber mini-basketballs to be sold in backboard/mini-basketball combinations and such licenses shall not be deemed a violation or breach of this Agreement, provided that the third party's logos do not appear in close proximity to the NBA Logo on such products and, provided, further that such third party gives LICENSEE the first opportunity to manufacture the basketballs for such products (if LICENSEE cannot provide the required basketballs to the third party upon mutually agreeable terms then such third party shall be free to source such basketballs from another basketball manufacturer).

C.    TERM:

      (i) This Agreement shall be for the period commencing on February 1, 1997 and expiring on July 31, 2001, unless sooner terminated in accordance with the provisions hereof (the "Term"). Notwithstanding anything to the contrary in Paragraph 1(a) of the NBA Standard Terms and Conditions attached hereto, the 1st Contract Year shall commence February 1, 1997 and conclude July 31, 1997.

      (ii) Unless this Agreement is sooner terminated, [*], NBAP agrees to negotiate exclusively with LICENSEE as to the terms of an extension or continuation of this Agreement. In the event that LICENSEE and NBAP are unable to agree to any extension or continuation of this Agreement prior [*], NBAP shall notify LICENSEE in writing, by not later than [*], of the terms and conditions under which it is then willing to enter into an extension or continuation with LICENSEE. LICENSEE shall have a period of twenty (20) business days after its receipt of this offer to accept it. If LICENSEE does not accept the offer within such twenty (20) day period, NBAP shall be free (at its option) to (1) market NBA-identified basketballs directly or (2) enter into an agreement with any third party with respect to the rights granted herein effective upon the expiration of this Agreement. The provisions of this paragraph shall expire upon the expiration of this Agreement.

D. TERRITORY: The Licensed Products may be distributed on a worldwide basis, except with respect to the Licensed Products described in subparagraph 2 of Paragraph A above, which may only be distributed in the 50 United States and the District of Columbia (the "Territory").

[*] Denotes redaction. Pending approval by the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

E. ROYALTY RATES: LICENSEE shall pay quarterly to NBAP a royalty equal to the percentage of "Net Sales" (as defined in Paragraph 1 of the attached NBAP Standard Terms and Conditions) listed below for the indicated Contract
      Year:

                              1st Contract   2nd Contract    3rd Contract    4th and 5th
                                  Year           Year            Year       Contract Years
                              ------------   ------------    ------------   --------------
NBA Basketballs                    [*]            [*]             [*]             [*]

Non-NBA Basketballs                [*]            [*]             [*]             [*]

NBA Executive Accessories          [*]            [*]             [*]             [*]

Non-NBA Executive Accessories      [*]            [*]             [*]             [*]

      In addition, LICENSEE agrees that if in any Contract Year its Net Sales of NBA Basketballs accounts for less than [*] of its Net Sales of all basketballs (i.e., NBA Basketballs and Non-NBA Basketballs), it will pay NBAP [*] on the amount equal to the difference between [*].

F. MINIMUM GUARANTEES: LICENSEE guarantees that its aggregate annual royalty payments to NBAP for each Contract Year under this Agreement shall not be less than the amount set forth opposite such Contract Year:

                      U.S.           International            Canada
                      ----           -------------            ------
1st Contract Year:     [*]                [*]                   [*]

2nd Contract Year:     [*]                [*]                   [*]

3rd Contract Year:     [*]                [*]                   [*]

4th Contract Year:     [*]                [*]                   [*]

5th Contract Year:     [*]                [*]                   [*]

G.    BALL DESIGNATION AND SPECIFICATIONS:

      (i) The Official Game Ball shall be the exclusive Official NBA Basketball for purposes of NBA league games and activities. So long as LICENSEE is in compliance with its obligations under this Agreement, no other basketball or basketballs will be authorized to be used in any NBA games or official NBA team activities conducted during the term of this Agreement.

      (ii) The Official Game Balls shall, unless changes are properly approved by the Commissioner of the NBA, be of the same or better construction, composition and quality as those used by the NBA during the 1996-97 NBA season. Unless requested in writing by NBAP, only the Official Game Ball shall be stamped by LICENSEE with the Designation.

H.    ADVERTISING AND PROMOTION:

      (i) In addition to all other amounts LICENSEE is required to pay to NBAP hereunder, LICENSEE shall spend an amount equal to the percentage of Net Sales listed below for the indicated Contract Year for advertising and promotional activities:

                                           U.S.         International and Canada
                                           ----         ------------------------
1st, 2nd and 3rd Contract Years:

NBA Basketballs                             [*]                   [*]

Non-NBA Basketballs                         [*]                   [*]

NBA Golf Balls                              [*]                   [*]

NBA Executive Accessories                   [*]                   [*]

Non-NBA Executive Accessories               [*]                   [*]


                                           U.S.         International and Canada
                                           ----         ------------------------
4th and 5th Contract Years:

NBA Basketballs                             [*]                   [*]

Non-NBA Basketballs                         [*]                   [*]

NBA Golf Balls                              [*]                   [*]

NBA Executive Accessories                   [*]                   [*]

Non-NBA Executive Accessories               [*]                   [*]

            The above-mentioned advertising and promotion funds shall be spent on NBA and non-NBA media and events to promote the Licensed Products and the NBA. The specific allocation of such funds to be spent on domestic advertising and promotional activities shall be determined jointly by NBAP and LICENSEE each Contract Year in accordance with the procedures utilized under the agreement between NBAP and LICENSEE dated February 1, 1992 (the "Prior Agreement"). The specific allocation of such funds to be spent on international and Canadian advertising and promotional activities shall be determined in NBAP's sole reasonable discretion after NBAP's consultation with LICENSEE. In no event shall the amount LICENSEE spends pursuant to this Paragraph H(i) be less than the amounts indicated below for each Contract Year (the "A&P Minimums"):

                      U.S.           International            Canada
                      ----           -------------            ------

1st Contract Year:     [*]                [*]                   [*]

2nd Contract Year:     [*]                [*]                   [*]

3rd Contract Year:     [*]                [*]                   [*]

4th Contract Year:     [*]                [*]                   [*]

5th Contract Year:     [*]                [*]                   [*]

      (ii) LICENSEE shall exhibit, at its sole cost and expense, a fair and representative selection of Licensed Products at the Super Show and every other trade show where LICENSEE exhibits inflatable products.

I.    MERCHANDISE SUPPORT, CREDIT; ALL-STAR PACKAGES:

      (i) Each Contract Year, LICENSEE will provide reasonable merchandise, and merchandise support, as mutually determined by NBAP and LICENSEE but in no event less than the levels established for the 1996-97 NBA Season. More specifically, LICENSEE will grant a credit to NBAP toward the purchase of NBA Basketballs for use in promotions at LICENSEE's actual cost without a royalty (plus reasonable freight charges) as of the commencement of this Agreement, in an amount sufficient to ensure that the same number of basketballs can be purchased in each Contract Year under this Agreement, and it is agreed that the 1st Contract Year's credit shall be [*] and the 2nd Contract Year's credit shall be [*].

      (ii) Each NBA Season during the Term hereof, LICENSEE shall deliver to each NBA team on or before September 30 (or at such other time(s) as may be designated by NBAP), at no cost for the product or delivery thereof to the team, [*] stamped with the appropriate team's name on the panel in the manner executed on team balls used during the 1995-96 NBA Season. NBAP or any of the NBA teams may purchase additional Official Game Balls from LICENSEE at LICENSEE's then-lowest wholesale price plus a reasonable administration fee applicable to NBAP and each team. At the commencement of each Contract Year, LICENSEE shall furnish NBAP with a price list which shall be applicable for all purchases made hereunder during the Contract Year for which such list is furnished.

      (iii) In addition to the above, each NBA Season during the term hereof, LICENSEE shall donate to NBAP such quantity of LICENSEE product (e.g., golf and tennis balls) as NBAP may reasonably request for use, or as prizes awarded, in connection with tournaments staged by NBAP (and sponsored by LICENSEE) from time-to-time as part of NBA special events such as the golf and tennis tournaments held during NBA League meetings, Finals Celebration, etc. LICENSEE acknowledges that the extent of such annual merchandise support will be mutually determined by NBAP and LICENSEE, but in no event will it be less than the levels established for the 1996-97 NBA Season (i.e., approximately [*]).

      (iv) For each NBA season during the Term, LICENSEE will, at its sole expense, furnish to each team on or before September 30 (or at such other time(s) as may be designated by NBAP), a reasonable number of ball carts and maintain same in working order.

      (v) LICENSEE, will, at its sole expense, provide NBAP with, laser engraving machines for NBAP's use at up to three (3) NBA special events (e.g., All Star Weekend) per Contract Year, along with an engineer to operate, and provide service for, such machines at the events. In addition, LICENSEE, will, at its sole expense, provide NBAP with, upon NBAP's request, (1) a laser engraving machine for NBAP's use at the NBA Store (as defined in Paragraph 11(g) in the NBAP Standard Terms and Conditions attached hereto) and (2) the appropriate training for NBA personnel that will initially be responsible for operating the laser engraving machine at the NBA Store; provided, however, that NBAP shall be responsible for reimbursing LICENSEE for any actual costs incurred by LICENSEE in providing (1) maintenance and service for the machine to be used at the NBA Store and (2) any additional training for NBA personnel that will be responsible for operating the machine at the NBA Store.

      (vi) For each NBA season during the Term hereof, including 1996-97, LICENSEE shall (1) receive, at no cost, [*] to NBA games and (2) have the option to purchase up to [*] for use for business guests; it being understood that LICENSEE shall receive a credit, in an amount equal to the cost of the tickets purchased by LICENSEE pursuant to clause (2) during a Contract Year, against LICENSEE's additional promotional spending obligations under Paragraph J below for such Contract Year.

      (vii) NBAP shall provide LICENSEE with [*] for each All-Star Weekend competition (other than the 1997 All-Star Weekend competition), as well as [*] to major, public, NBAP-controlled social functions ("All-Star Packages"), held during the Term hereof. NBAP shall provide LICENSEE with [*] All-Star Packages for the 1997 All-Star Weekend competition.

J. ADDITIONAL PROMOTIONAL/MEDIA SUPPORT: In addition to all other amounts LICENSEE is required to pay to NBAP or spend on advertising and promotional activities under this Agreement, LICENSEE shall spend the amounts listed below for the indicated Contract Year on "NBA-Controlled Media" which includes a variety of print and electronic media vehicles or on in-arena advertising, retail promotions or such other expenditures as mutually agreed upon by the parties to promote sales of the Licensed
      Products:

                                           U.S.         International and Canada
                                           ----         ------------------------
1st Contract Year:                          [*]                   [*]

2nd Contract Year:                          [*]                   [*]

3rd Contract Year:                          [*]                   [*]

4th Contract Year:                          [*]                   [*]

5th Contract Year:                          [*]                   [*]

      The specific allocation of such promotional/media funds for each Contract Year shall be as proposed by NBAP, subject to LICENSEE's approval (which approval shall not be unreasonably withheld). LICENSEE acknowledges that LICENSEE's spending obligations pursuant to this Paragraph J are in addition to the amount that LICENSEE would have normally spent on advertising and promotion and cooperative advertising expenditures in support of its sales of Licensed Products ("Normal A&P Expenditures") and, for each Contract Year, LICENSEE agrees to maintain its Normal A&P Expenditures at a level equal to not less than seven and one-half percent (7 1/2%) of Net Sales of all basketballs sold by LICENSEE; it being understood that LICENSEE's historical Normal A&P Expenditures include spending on institutional product (i.e., promotion of LICENSEE's basketballs at high schools and colleges).

K. SELLING PRACTICES: LICENSEE acknowledges NBAP's legitimate and reasonable interest in protecting the value of the NBA Marks and maximizing the effectiveness of its advertising, promotion and distribution efforts by segmenting the classes of trade into which its licensees sell NBAP-licensed products. Therefore, LICENSEE shall only sell Licensed Products to a buyer that, to its best knowledge, (i) purchases Licensed Products from LICENSEE solely for sale directly to the consumer and operates a retail establishment that supports the high quality and image of NBA officially licensed products with appropriate merchandising displays, promotion and/or customer service, or (ii) sells to retailers that support the high quality and image of NBA officially licensed products with appropriate merchandising displays, promotion and/or customer service. LICENSEE acknowledges that a failure to comply with the selling practices set forth in this Paragraph shall cause significant harm to NBAP's efforts to effectively and efficiently distribute NBAP-licensed products.


AGREED TO AND ACCEPTED, subject                   AGREED TO AND ACCEPTED:
to and incorporating the attached NBAP
Standard Terms and Conditions which
the undersigned has read:
SPALDING SPORTS WORLDWIDE, a                      NBA PROPERTIES, INC.
division of Spalding & Evenflo Companies, Inc.


BY: /s/ Paul L. Whiting                           By: /s/ Harvey E. Benjamin
    -------------------------------                   --------------------------
    Paul L. Whiting                                   Harvey E. Benjamin
    President/Spalding & Evenflo Companies, Inc.      Senior Vice President,
                                                      Business Affairs

                                                  Dated: 2/3/97


By: /s/ George A. Dickerman
    -------------------------------
    George A. Dickerman
    President/SPALDING Sports Worldwide Division


By: /s/ John Doleva
    -------------------------------
    John Doleva
    Managing Director U.S. Sporting Goods Group

                       NBAP STANDARD TERMS AND CONDITIONS

1.    ADDITIONAL DEFINITIONS

      For the purposes of this Agreement:

      (a) "Contract Year" shall mean a twelve (12) month accounting period commencing August 1 and concluding July 31.

      (b) "Counterfeit Goods" shall mean and include: (i) goods that bear any NBA Mark that has been reproduced and/or affixed without authorization from NBAP; (ii) goods that bear any NBA Mark produced by any source in excess of an amount ordered by an NBAP licensee; and (iii) goods that bear any NBA Mark that have been rejected by NBAP or an NBAP licensee and nevertheless enter the stream of commerce.

      (c) "Diverted Goods" shall mean and include any goods produced by someone acting on behalf of an NBAP licensee, which goods are not delivered by the producer to such licensee or to a person designated by such licensee to receive such goods.

      (d) "Net Sales" shall mean the total dollar amount of the gross sales of all Licensed Products by LICENSEE, after deducting any bona-fide credit or adjustment for returns or defective goods actually made and all standard discounts and allowances actually and customarily given to the trade. "Net Sales" do not include NBA Basketball Sales to NBAP, the NBA, any NBA franchise, or any promotions pursuant to this Agreement. In computing Net Sales, no direct or indirect expenses or costs incurred in connection with paying royalties due under this Agreement (including transferring funds for royalties or converting currency into U.S. dollars) or manufacturing, selling, distributing, importing or advertising the Licensed Products shall be deducted, nor shall any deduction be made for uncollectible accounts. Net Sales resulting from sales to any party directly or indirectly related to or affiliated with LICENSEE (a "Related Transaction") shall be computed based on regular selling prices to the trade. If such related party or affiliate is a reseller to the trade of the Licensed Products, the sales price for purposes of determining Net Sales of a Related Transaction shall be the higher of the sales price to the related or affiliated party or the sales price charged to the trade by such related or affiliated party. If a purchaser from LICENSEE purchases FOB the manufacturing source or participates in other arrangements which result in such purchaser paying less for the Licensed Products than LICENSEE's regular selling prices to the trade, Net Sales with respect to any such transaction shall be computed based on the regular selling prices to the trade.

      (e) "Parallel Goods" shall mean and include Licensed Products transferred outside of the Territory or brought into the Territory in violation of this Agreement.

      (f) "Premium" shall mean anything given free or sold at substantially less than its usual selling price (but does not include sales made pursuant to periodic price reductions resulting from "specials," "sales," or volume pricing discounts) for the purpose of increasing the sale of, or publicizing, any product or service, or other giveaway or promotional purpose. Other giveaway or promotional purposes include, but are not limited to, self-liquidating offers, uses of Licensed Products as sales force or trade incentives and sales of Licensed Products through distribution schemes involving earned discounts or "bonus" points based on the consumer's use of the offeror's product or service.

2.    TEAM REPRESENTATION; LIMITATIONS ON LICENSE

      (a) Unless otherwise approved in writing by NBAP, each Licensed Product (other than NBA Official Game Balls) must be manufactured and offered for sale on LICENSEE'S standard terms in a version for each Member Team.

      (b) All designs of the Licensed Products, including any packages, containers or tags, shall be subject to NBAP's prior written approval and shall be used solely in furtherance of this Agreement, and such designs will not be used in any other respect by LICENSEE nor will LICENSEE authorize any third party to use such designs except as may be required by NBAP. Notwithstanding the foregoing, NBAP acknowledges that LICENSEE may hold other licenses pursuant to which LICENSEE manufactures, distributes or sells products similar in design to the Licensed Products and nothing in this Agreement is intended to prohibit LICENSEE'S manufacture, distribution or sale of such products not bearing or relating to the Licensed Marks.

3.    STATEMENTS AND PAYMENTS; REPORTING

      (a) Statement and Payments: (i) By the twenty-fifth (25th) day following the end of each month, LICENSEE shall furnish (on forms provided by NBAP) full and accurate statements (on an unit basis and on a country-by-country basis to the extent such information can be determined), certified by an officer of LICENSEE, showing all information relating to the calculation of Net Sales for the preceding month. Such monthly statements shall be furnished by LICENSEE whether or not there are any Net Sales for that month. LICENSEE shall make all quarterly royalty payments required under this Agreement by the twenty-fifth (25th) day after the end of each three-month period ("quarter"). Simultaneously with the submission of such royalty payment, LICENSEE shall furnish NBAP with a statement (on a country-by-country and unit basis) showing all information relating to the calculation of Net Sales for the preceding quarter; it being understood that where actual sales information for a particular country cannot be determined, LICENSEE shall use its best efforts to provide NBAP with a reasonable estimate of the sales made in such country. The minimum amount of royalties to be paid by LICENSEE by the end of each quarter with respect to each Licensed Product category shall be the amount which, when added to payments of royalties previously made for the Contract Year with respect to such Licensed Product category, shall be equal to one-fourth (25%) of the Minimum Guarantee for such Licensed Product category for such Contract Year required under Paragraph F above multiplied by the number of quarters then elapsed. Aggregate royalties paid each Contract Year may exceed the Minimum Guarantee for such Contract Year.

            (ii) Within sixty (60) days following the last day of each Contract Year during the Term of this Agreement, LICENSEE shall forward to NBAP a statement certified by an official of LICENSEE detailing all sales of LICENSEE basketballs for the preceding Contract Year. This statement shall specify U.S. and non-U.S. sales on a country-by-country basis.

            (iii) All payments made by LICENSEE to NBAP under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any income, stamp or other taxes, charges, fees, deductions or withholdings. If any such taxes, charges, fees, deductions or withholdings are required by law to be withheld from any amounts payable to NBAP hereunder, the amounts so payable shall be increased to the extent necessary to yield to NBAP the amounts specified in this Agreement.

            (iv) All payments shall be in U.S. dollars, from a U.S. source approved by NBAP. All computations and payments shall be in U.S. dollars, at the spot rate for the local currency as published in the Wall Street Journal for the last business day of the preceding month. If LICENSEE shall fail to timely pay any amount due under this Paragraph, LICENSEE shall pay interest on such amount at a rate equal to the lesser of (1) three percent (3%) per annum over the highest prime rate (announced by Chase Manhattan Bank, New York branch) prevailing during the period between the date the payment first became due and the date such payment is actually paid or (2) the highest rate permitted by law during the period between the date the payment first became due and the date such payment is actually paid. The receipt or acceptance by NBAP of any of the statements furnished or royalties paid by LICENSEE (including the cashing of any royalty checks) shall not preclude NBAP from questioning their accuracy at any time, auditing LICENSEE's books and records pursuant to Paragraph 12 or claiming any shortfall in royalty payments. In order to assist with NBAP's annual budget process, by April 15 of each Contract Year, LICENSEE shall deliver a statement detailing LICENSEE'S projections for sales of each Licensed Product for the following Contract Year, broken down on a quarterly basis. If LICENSEE fails to comply with the reporting requirements contained in this Paragraph, NBAP may charge LICENSEE, and LICENSEE shall pay, two thousand U.S. dollars (USD 2,000) for each instance of non-compliance with this Paragraph.

      (b) No Cross Collateralization: Any royalty payment for a unit of Licensed Product sold shall only be applied against the Minimum Guarantee for such Licensed Product for the Contract Year in which the unit of such Licensed Product was sold (i.e., any shortfall in, or payment in excess of, the Minimum Guarantee for a Contract Year may not be offset or credited against the Minimum Guarantees for any other Contract Year, against any other Licensed Product or against any other NBA license (including premium license agreements entered into pursuant to Paragraph 5 hereof) held by LICENSEE). If Minimum Guarantees are stated separately for different categories of Licensed Products or for different territories, royalty payments resulting from Net Sales of a category of Licensed Product or in a particular territory shall be applied only against the Minimum Guarantee for such category of Licensed Product or territory.

4.    RIGHTS RESERVED

      All rights not specifically granted in this Agreement are expressly reserved by NBAP. No right of renewal or option to extend is granted or implied and LICENSEE shall have no right to continue manufacturing or selling Licensed Products or to continue holding itself out as a licensee of NBAP after the expiration or termination of this Agreement except as provided in Paragraph 14.

5.    PREMIUMS

      LICENSEE shall not use, nor allow any third party to use, any Licensed Product (excluding Non-NBA Basketballs) as a Premium without the prior written authorization of NBAP pursuant to a separate agreement with NBAP in each instance. In addition, no Premium shall be offered with the Licensed Products without the prior written approval of NBAP. Nothing in this Agreement shall prohibit LICENSEE from marketing Licensed Products using creative techniques consistent with industry practice, including, but not limited to, periodic "specials," "sales," or volume discount prices, so long as all receipts are accounted for in Net Sales and in accordance with this Agreement.

6.    GOODWILL

      LICENSEE recognizes that (i) a portion of the value of the NBA Marks is attributable to goodwill, (ii) the goodwill attached to the NBA Marks belongs exclusively to NBAP, the NBA and its Member Teams and (iii) that such NBA Marks have secondary meanings in the minds of the public. LICENSEE shall not, during the Term or thereafter, challenge (y) the property rights of the Member Teams, whether severally owned or held in association as the NBA, or NBAP's property rights, in and to NBA Marks, or
      (z) the validity, legality or enforceability of this Agreement.

7.    PROTECTION OF RIGHTS

      (a) Unauthorized Activities: LICENSEE shall promptly notify NBAP in writing of any infringements of the Licensed Marks or the Licensed Products or the sale of any Licensed Products outside the Territory (e.g., unauthorized importation/exportation of goods) which may come to LICENSEE'S attention. NBAP shall have the sole right to determine whether or not any action shall be taken on account of any such infringement or unauthorized importation/exportation. LICENSEE agrees not to contact any third party, not to make any demands for claims and not to institute any suit or action on account of such infringement or unauthorized importation/exportation without obtaining the express prior written permission of NBAP in each instance.

      (b) Assistance in Protecting Marks: LICENSEE shall cooperate to the fullest extent necessary to assist NBAP in the protection of the rights of NBAP, the NBA and the Member Teams in and to the Licensed Marks. NBAP shall reimburse LICENSEE for any reasonable out-of-pocket costs actually incurred by LICENSEE in providing such cooperation and assistance. LICENSEE shall cooperate with NBAP in its enforcement efforts, including being named by NBAP as a complainant in any action against an infringer. LICENSEE shall pay to NBAP, and waives all claims to, all damages or other monetary relief recovered in any such NBAP-initiated action by reason of a judgment or settlement (other than for reasonable attorneys' fees and expenses incurred at NBAP's request) whether or not such damages or any part of such damages represent or are intended to represent injury sustained by LICENSEE. Notwithstanding the preceding sentence, in the event and to the extent LICENSEE fails to meet its Minimum Guarantees for a particular Contract Year, NBAP shall grant LICENSEE a credit against such Minimum Guarantee obligation out of the net amount (after deducting all costs and expenses of the litigation) NBAP recovers in damages or other monetary relief that represent or are intended to represent injury sustained by LICENSEE.

      (c) Ownership of Marks: LICENSEE acknowledges that NBAP and/or the Member Teams are the exclusive owners of the Licensed Marks. Any intellectual property rights in the Licensed Marks that may accrue to LICENSEE shall inure to the benefit of NBAP and shall be assigned to NBAP upon its request. Any copyright, trademark, service mark or other right used, created or procured by LICENSEE with respect to or involving the Licensed Marks, derivations or adaptations of the Licensed Marks, or any word, symbol or design which uses or is similar to the Licensed Marks so as to suggest association with or sponsorship by the NBA, one of its Member Teams or any of their affiliates, shall be procured for the benefit of and in NBAP's name, but at LICENSEE's expense, notwithstanding their creation by LICENSEE. LICENSEE shall take all necessary steps to secure an assignment to NBAP of the copyright from a creator of work that is not work-for-hire. Any copyright, trademark or service mark affecting or relating to the Licensed Marks already procured or applied for shall be assigned to NBAP. LICENSEE shall supply NBAP with any necessary supporting materials required to obtain copyright or trademark registrations of any copyrights or trademarks required to be assigned to NBAP under this Agreement.

      (d) Notices, Labeling and Records: NBAP may from time-to-time designate such copyright, trademark or service mark notices (including the form, location and content of such notices) that LICENSEE shall cause to appear on or within each Licensed Product sold, by means of a tag, label, imprint or other appropriate device, in every instance in which any Licensed mark is used. Commencing January 1, 1998, the following general notice (in the English language and the language of the country where the Licensed Products will be sold) must be included on a label, the packaging material or on a separate slip of paper packed with or attached to the Licensed Product (prior to January 1, 1998, the general notice required by the Prior Agreement must be included):

                  "The NBA and individual NBA member team identifications reproduced on this product are trademarks and copyrighted designs, and/or other forms of intellectual property, that are the exclusive property of NBA Properties, Inc. and the respective NBA member teams and may not be used, in whole or in part, without the written consent of NBA Properties, Inc."

            LICENSEE shall: (i) cause all Licensed Products to bear the NBA "Official Licensed Product" logo on either the article or its packaging in such place, and in such prominence, as NBAP may designate from time-to-time, (ii) faithfully comply with and adhere to NBAP's mandatory hologram "Official Licensed Product" identification system or such other shipment tracking, identification and anti-counterfeiting systems, tags and labels that NBAP may establish from time-to-time, (iii) unless approved in writing by NBAP, not cross-license or otherwise use other licensed properties or other Marks with the Licensed Products or Licensed Marks and (iv) keep appropriate records, and advise NBAP, of the date when each of the Licensed Products is first placed on sale or sold in each country of the Territory and the date of first use in each country of each different Licensed Mark on the Licensed Products and any promotional or packaging materials.

      (e) Recordation and Registered User Applications: With respect to those countries in which LICENSEE may distribute and which require applications to register LICENSEE as a permitted or registered user of the Licensed Marks, or which require the recordation of this Agreement, LICENSEE shall execute and deliver to NBAP such applications, agreements or other documents as may be necessary. In such event, this Agreement rather than such agreements will govern any disputes between LICENSEE and NBAP, and when this Agreement expires or is terminated, any such other agreement shall also be deemed expired or terminated.

      (f) LICENSEE Trade Names and Trademarks: LICENSEE shall permanently affix labeling on each Licensed Product or its packaging, indicating its name, trade name and address so that the public can identify the supplier of the Licensed Product. Prior to any distribution or sale of any Licensed Products, LICENSEE shall advise NBAP in writing of LICENSEE's trade names or trademarks used on Licensed Products and the proposed placement of such trade names and trademarks on the Licensed Products. LICENSEE shall only sell Licensed Products under mutually agreed upon trade names or trademarks and with approved copyrighted designs, shall not incorporate the Licensed Marks into LICENSEE's corporate or business name or trademark in any manner whatsoever and shall place its trade names and trademarks on Licensed Products only as approved by NBAP. As requested by NBAP, LICENSEE shall supply NBAP, in advance of shipping any Licensed Products, with at least twelve (12) copies of each type of its hang tags, labels and other markings of origin for use in identifying and authenticating Licensed Products in the marketplace. LICENSEE shall not use, whether during or after the Term, any Marks: (i) in connection with the Licensed Marks without NBAP's authorization,
            (ii) confusingly-similar to the Licensed Marks, or (iii) intended to relate or refer to the Licensed Marks, the Member Teams or events involving the NBA or the Member Teams.

8.    INDEMNIFICATIONS; INSURANCE

      (a) LICENSEE shall be solely responsible for, and shall defend, hold harmless and indemnify NBAP, NBA Entertainment, Inc. ("NBAE"), the NBA, its Member Teams and the National Basketball Players Association ("NBPA") and their respective affiliates, owners, directors, governors, officers, employees and agents (collectively "NBA Parties") against, any claims, demands, causes of action or damages, including attorneys' fees (collectively, "Claims"), arising out of: (i) any act or omission of LICENSEE (other than as a result of claims of infringement in the use of Licensed Marks pursuant to the provisions of this Agreement), (ii) any breach of this Agreement by LICENSEE, (iii) the manufacture, distribution, advertisement, promotion, sale, possession or use of any Licensed Product (including, but not limited to, claims relating to any defect (whether obvious or hidden and whether or not present in any sample approved by NBAP) in a Licensed Product or in any packaging or other materials (including advertising materials), or to injuries to persons or property, or to any infringement of any rights of any other person or entity or to LICENSEE's failure to comply with applicable laws, regulations and standards) or (iv) any claim that the use of any design or other graphic component of any Licensed Product (other than the Licensed Marks) violates or infringes upon the trademark, copyright or other intellectual property rights (including trade dress) of a third party, provided LICENSEE is given prompt written notice of and shall have the option to undertake and conduct the defense of any such Claim. In any instance to which the foregoing indemnities pertain, NBAP shall cooperate fully with and assist LICENSEE in all respects in connection with any such defense. LICENSEE shall reimburse NBAP for all reasonable out-of-pocket costs actually incurred by NBAP in connection with such cooperation and assistance. In any instance to which such indemnities pertain, LICENSEE shall keep NBAP fully advised of all developments pertaining to such

            Claim and shall not enter into a settlement of such Claim or admit liability or fault without NBAP's prior written approval. LICENSEE shall obtain and maintain product liability insurance providing protection for the NBA Parties against any Claims arising out of any alleged defects in the Licensed Products or any use of the Licensed Products, in an amount and providing coverage satisfactory to NBAP (including the amount of the deductible). Such insurance shall be carried by an insurer with a rating by A.M. Best & Co. of A-7 or other rating satisfactory to NBAP. Such insurance policy shall also provide that NBAP receive written notice within thirty (30) days prior to the effective date of the cancellation, non-renewal or any material change in coverage. In the event that LICENSEE has failed to deliver to NBAP a certificate of such insurance evidencing satisfactory coverage prior to NBAP's execution of this Agreement (or fails to maintain such insurance in accordance with this Paragraph), NBAP shall have the right to withdraw its consent to use any or all of the Licensed Marks and/or terminate this Agreement at any time. Such insurance obligations shall not limit LICENSEE's indemnity obligations, except to the extent that LICENSEE's insurance company actually pays NBAP amounts which LICENSEE would otherwise be obligated to pay NBAP.

      (b) NBAP shall be solely responsible for, and shall defend, hold harmless and indemnify LICENSEE, its directors, officers, employees and agents against any Claims arising out of: (i) a claim that the use of the Licensed Marks as authorized by this Agreement violates or infringes upon the trademark, copyright or other intellectual property rights (including trade dress) of a third party in or to the Licensed Marks, (ii) any act or omission of NBAP, or (iii) any breach of this Agreement by NBAP, provided NBAP is given prompt written notice of and shall have the option to undertake and conduct the defense of any such Claim. In any instance to which the foregoing indemnities pertain, LICENSEE shall cooperate fully with and assist NBAP in all respects in connection with any such defense. NBAP shall reimburse LICENSEE for all reasonable out-of-pocket expenses actually incurred by LICENSEE in connection with such cooperation and assistance. In any instance to which such indemnities pertain, NBAP shall not enter into a settlement of such Claim or admit liability or fault without LICENSEE's prior written approval.

9.    QUALITY; APPROVALS; SAMPLES

      LICENSEE shall cause the Licensed Products to meet and conform to high standards of style quality and appearance. In order to assure NBAP that it is meeting such standards and other provisions of this Agreement, LICENSEE shall comply with the following:

      (a) Pre-Production: Before commercial production and distribution of any product bearing a Licensed Mark, LICENSEE shall submit to NBAP all preliminary and proposed final artwork, three dimensional models (if any), prototypes, mock-ups and pre-production samples of each product, including all styles, colors and variations, together with its labels, tags, cartons and containers (including packaging and wrapping materials). All LICENSEE submissions under this Paragraph shall be accompanied by forms supplied by NBAP, using one (1) form for each submission and filling in all necessary information. NBAP shall approve or disapprove in writing all submissions, in its sole discretion, before LICENSEE shall be entitled to distribute, advertise, use, produce commercial quantities of or sell any item relating to any such submission. Any article actually submitted and not disapproved within thirty (30) days after receipt by NBAP shall be deemed approved. Approval of an article which uses particular artwork does not imply approval of such artwork with a different article or of such article with different artwork. LICENSEE acknowledges that NBAP's approval of an article does not imply approval of, or license to use, any non-NBA controlled elements contained in any article. After a sample of an article has been approved, LICENSEE shall not make any changes without resubmitting the modified article for NBAP's written approval.

      (b) Production Samples: Before selling or distributing any product bearing a Licensed Mark, LICENSEE shall furnish NBAP with, at no charge, for its permanent use, two (2) samples of the product from the first production run of each manufacturer of the Licensed Products, including all styles, colors and variations, together with its labels, tags, cartons and containers (including packaging and wrapping materials). If such samples do not conform to all aspects of the Licensed Product as approved or if the quality of any such sample does not meet the requirements of this Paragraph 9, NBAP shall notify LICENSEE and such article shall be deemed disapproved and all such articles shall be promptly destroyed. LICENSEE shall also furnish NBAP, free of charge, with any additional pieces of Licensed Product as may reasonably be requested by NBAP to promote the sale of Official Licensed Products (e.g., for NBAP's display room, advertisements, catalogs, mailers, product placement and trade shows) or for comparison with earlier samples. If NBAP wishes to purchase Licensed Products for give-away purposes and not for resale, LICENSEE shall sell the Licensed Products to NBAP at LICENSEE's direct manufacturing cost for such Licensed Products and LICENSEE shall not be required to pay royalties on such sales to NBAP.

      (c) Rejections and Non-Compliance: The rights granted under this Agreement do not permit the sale of "seconds" or "irregulars." All submissions or samples not approved by NBAP shall promptly be destroyed by LICENSEE. LICENSEE shall advise NBAP regarding the time and place of such destruction (in sufficient time to arrange for an NBAP representative to witness such destruction, if NBAP so desires) and such destruction shall be attested to in a certificate signed by one of LICENSEE'S officers and submitted to NBAP within fifteen (15) days of the date on which the sample was not approved. In the event of LICENSEE'S unapproved or unauthorized manufacture, distribution, use or sale of any products or materials bearing the Licensed Marks, including promotional and advertising materials, or the failure of LICENSEE to comply with Paragraphs 7(d), 7(f), 9, 11(c) or 11(e), NBAP shall have the right to: (i) immediately revoke LICENSEE'S rights with respect to any Licensed Product licensed under this Agreement, (ii) charge LICENSEE two thousand U.S. dollars (USD 2,000) for each instance (e.g., per unit) of noncompliance with this Paragraph with respect to any article, product or materials and/or
            (iii) at LICENSEE'S expense, confiscate or order the destruction of such unapproved, unauthorized or non-complying products. Such right(s) shall be without prejudice to any other rights NBAP may have under this Agreement or otherwise.

      (d) Testing: Both before and after Licensed Products are put on the market, LICENSEE shall follow reasonable and proper procedures for testing the Licensed Products for compliance with laws, regulations, standards and procedures, and shall permit NBAP (upon reasonable notice) to inspect its and its authorized manufacturer's testing, manufacturing and quality control records, procedures and facilities and to test or sample Licensed Products for compliance with this Paragraph and the other terms and conditions of this Agreement. Licensed Products found by NBAP at any time not to comply with applicable laws, regulations, standards and procedures shall be deemed disapproved, even if previously approved by NBAP, and shall not be shipped unless and until LICENSEE can demonstrate to NBAP's satisfaction that such Licensed Products have been brought into full compliance.

      (e) Revocation of Approval: In the event that: (i) the quality, appearance or style of any Licensed Product ceases to be acceptable to NBAP, (ii) LICENSEE uses the Licensed Marks improperly or violates any term of this Paragraph 9 or (iii) NBAP becomes aware of something relating to any such Licensed Product or LICENSEE which, in the opinion of NBAP, reflects unfavorably upon the professional, business or personal reputation of NBAP, the NBA or any of its Member Teams, then, in any such event, NBAP shall have the right, in the reasonable exercise of its sole discretion, to withdraw its approval of such Licensed Product. In the event of such withdrawal,

            NBAP shall provide immediate written notice to LICENSEE and LICENSEE shall cease the use of the Licensed Marks in connection with the manufacture, sale, distribution, advertisement or use of such Licensed Product and such Licensed Product shall immediately be withdrawn from the market and destroyed; provided, however, that in the event of a revocation of approval pursuant to (i) above, NBAP and LICENSEE shall negotiate in good faith to provide for a reasonable sell-off period for such Licensed Product. Within thirty
            (30) days after LICENSEE's receipt of such notice, LICENSEE shall pay all royalties and Minimum Guarantees due NBAP with respect to the Licensed Product for which approval has been revoked. If there are other Licensed Products for which approval has not been withdrawn under this subparagraph, then this Agreement shall remain in full force and effect as to such other Licensed Products. LICENSEE shall notify NBAP in writing of any Licensed Products deleted from its product lines.

10.   PROMOTIONAL MATERIAL

      LICENSEE shall not use the Licensed Marks or Player Attributes (as defined in Paragraph 19 hereof), or any reproduction of the Licensed Marks or Player Attributes in any advertising, promotion or display material in connection with any product or in any other manner whatsoever without prior written approval from NBAP. Under no circumstance will "lotteries," "games of chance" or any other type of promotion which NBAP believes reflects unfavorably upon the NBA or its Member Teams be approved. All advertising or promotional copy and material depicting or using the Licensed Marks (including display material, catalogs and press releases) shall be submitted for approval well in advance of production (but in no event less than ten (10) business days prior to the start of commercial production) to allow adequate time for NBAP, in its sole discretion, to approve, disapprove or comment upon such materials and for any required changes to be made. By way of example, no television or cinema advertising containing any Licensed Mark may be used unless it has been approved in all stages (i.e., storyboard, production "rough-cut" and final version). Unless otherwise approved by NBAP, any NBA game action photographs or footage that LICENSEE uses in connection with the Licensed Products must be obtained from NBAE and shall be subject to NBAE's search and edit charges and any applicable use fee. Any promotional material submitted that is not approved or disapproved by NBAP within thirty (30) days of its receipt by NBAP shall be deemed approved by NBAP.

11.   DISTRIBUTION; COMPLIANCE

      (a) LICENSEE shall use its best efforts to distribute and sell, within and throughout the Territory, the Licensed Products in such manner as may be required to meet competition by reputable manufacturers of similar articles. In any ninety (90) day period in which LICENSEE fails to sell or distribute Licensed Products in reasonable commercial quantities, LICENSEE shall be deemed not to have used its best efforts. LICENSEE shall make and maintain adequate arrangements for the distribution and timely delivery of Licensed Products to retailers within and throughout the Territory and as a minimum requirement shall use its best efforts to sell the Licensed Products through at least one (1) major retail outlet for such Licensed Product in each of the markets in which there is an NBA Member Team, and to supply said retail outlet with all types, sizes and colors of Licensed Products during the final third of each calendar year for the Term of this Agreement. In the event NBAP advises LICENSEE that a special promotional effort is to take place in an individual store or chain, LICENSEE shall use its best efforts to sell the Licensed Products to said store or chain. In addition, LICENSEE shall give the Licensed Products wide distribution and shall not, subject to the provisions set forth in this Agreement, refrain for any reason from selling Licensed Products to any retail outlet within the Territory that may desire to purchase Licensed Products and whose credit rating and marketing image warrants such sale.

      (b) If LICENSEE desires to have a third party manufacture or distribute (if permitted under this Agreement) any Licensed Product, LICENSEE must first notify NBAP of the name and address of such third party and of the Licensed Product LICENSEE desires such third party to manufacture or distribute. Attached as Schedule B is a true and complete list of all third party manufacturers and distributors (if permitted under this Agreement) currently authorized by NBAP. NBAP shall have the right, in its sole discretion, to withhold approval for such third party manufacture or distribution. If NBAP grants approval for such third party manufacture or distribution, it may grant such approval pursuant to an agreement (on a form supplied by NBAP) to be entered into prior to such manufacture or distribution among NBAP, LICENSEE and such manufacturer or distributor which will, among other things, require that the third party manufacturer or distributor be subject to all of the terms and conditions of this Agreement. If NBAP does not require the third party to enter into a separate agreement, LICENSEE must provide NBAP with a copy of its agreement with the third party, which agreement must provide that it is subject to this Agreement. If any of LICENSEE'S authorized manufacturers or distributors uses the Licensed Marks for any unauthorized purpose, LICENSEE shall be responsible for, and shall cooperate fully and use its best efforts in stopping, such unauthorized use. Any change by LICENSEE from a third party manufacturer or distributor previously approved by NBAP shall require approval in accordance with this Paragraph.

      (c) LICENSEE understands and acknowledges the meanings of "Counterfeit Goods," "Diverted Goods" and "Parallel Goods" as set forth in Paragraph 1 above and LICENSEE shall use all commercially reasonable means to prevent the creation of any such goods by its employees, agents, representatives or any others operating under its direction, supervision or control and involving the NBA Marks. LICENSEE shall stamp on all invoices, and shall require any third party distributors (to whom LICENSEE is authorized to sell under this Agreement) and any authorized sublicensees and distributors to stamp on their invoices, a prominent legend that states that the Licensed Products are allowed to be sold only within the Territory and only to an end user. LICENSEE shall periodically, and at the request of NBAP, inquire of its authorized distributors, agents and customers as to whether they are observing territorial limits and shall periodically report in writing to NBAP the results of such inquiries. LICENSEE shall notify NBAP of all orders from, or on behalf of, a customer who LICENSEE knows (or has reason to know after having made reasonable inquiry) is located outside the Territory or intends to resell the Licensed Products outside the Territory. If LICENSEE knows or has reason to know that any Licensed Product sold by LICENSEE is resold outside the Territory, LICENSEE shall compensate NBAP for the injury to its licensing and distribution program and shall pay all costs and expenses, including attorney's fees, required to remove such goods from the marketplace. Any such monetary damages shall be in addition to, and not in lieu of, such other rights and relief (including injunctive relief) as may be available to NBAP. LICENSEE shall incorporate within its contracts of sale or sales orders a provision similar in substance to this subparagraph and which provides that the obligations set forth in this subparagraph shall be a continuing obligation on the resale of the Licensed Products to subsequent authorized wholesale purchasers and which makes NBAP a third party beneficiary of such provision.

      (d) In the event LICENSEE sells or distributes other licensed merchandise of a similar grade or quality as the Licensed Products, but which do not bear any of the Licensed Marks, LICENSEE will not discriminate, in a manner which adversely impacts the Licensed Products, in the granting of commissions or discounts to salespeople, dealers and distributors between the Licensed Products and the licensed products of any third party. LICENSEE may not package the Licensed Products in combination with other products, whether similar or different, without the prior written approval of NBAP. In the event that NBAP believes in good faith that LICENSEE has employed selling or reporting methods which circumvent or reduce the royalty or other payment or reporting obligations contained in this Agreement, NBAP may, in addition to any other rights and remedies it may have, at its option and upon fifteen (15) days' prior written notice, adjust the minimum royalty per unit.

      (e) LICENSEE shall at all times conduct all aspects of its business in a fair and reasonable manner and in compliance with all shipment tracking, identification and anti-counterfeiting systems and labels that NBAP may establish from time-to-time and all applicable laws, government rules and regulations, court and administrative decrees and the highest standard of business ethics then prevailing in the industry. LICENSEE shall faithfully comply with and adhere to NBAP's shipping and distribution policies established from time-to-time. LICENSEE shall use its commercially reasonable efforts to ensure that all retailers and authorized distributors purchasing Licensed Products comply with NBAP's anti-counterfeiting systems, labels and shipping and distribution policies established from time to time.

      (f) It shall be LICENSEE's sole responsibility, at its sole expense, to obtain all approvals (including, but not limited to, approvals of advertising materials) of all governmental authorities which may be necessary in connection with LICENSEE's performance under this Agreement.

      (g) LICENSEE acknowledges that NBAP intends to offer various NBA and/or Member Team-identified products for sale in an NBAP-owned "showcase" retail store ("NBA Store"). LICENSEE further acknowledges that it will receive a variety of tangible and intangible benefits as a result of having merchandise manufactured by LICENSEE displayed, sold and promoted at the NBA Store. Therefore, LICENSEE shall, in addition to and in consideration for the license granted under this Agreement and in consideration of the benefits it will receive from having merchandise displayed, sold and promoted at the NBA Store,
            (i) upon the request of NBAP, perform contract manufacturing services for NBAP in connection with the manufacture of products for sale in the NBA Store on terms as mutually agreed upon by NBAP and LICENSEE and (ii) offer Licensed Products to the NBA Store on terms at least as favorable as those offered to LICENSEE's most preferred high-volume customers, including price, priority of delivery, discounts, cooperative or other advertising and promotional allowances and other benefits (regardless of volume).

12.   RECORDS; AUDITS

      LICENSEE shall keep accurate books of account and records covering all transactions relating to the license granted in this Agreement (including, but not limited to, sales of Licensed Products, purchases and uses of NBA hologram hang tags and compliance with shipment tracking, identification and anti-counterfeiting systems and labels that NBAP may establish from time to time). NBAP and its authorized representatives shall have the right, at all reasonable hours of the day and upon reasonable prior notice, to examine and audit such books of account and records and all other documents and materials in LICENSEE's possession or under its control (including records of LICENSEE's parents, subsidiaries, affiliates and third parties, if they are involved in activities which relate to this Agreement) relating to this Agreement. NBAP shall have free and full access for such purposes and for the purpose of making extracts and copies. Should an audit by NBAP establish a deficiency between the amount found to be due NBAP and the amount LICENSEE actually paid or reported, the LICENSEE shall pay the amount of such deficiency, plus interest at the then current prime rate (as announced by Chase Manhattan Bank, New York branch) from the date such amount should have been paid until the date of payment. Should such audit establish a deficiency of more than three percent (3%), LICENSEE shall also pay for the cost of the audit. LICENSEE shall pay such amount within thirty (30) days. All such books of account and records shall be kept available for at least two (2) years after the expiration or termination of this Agreement, or three (3) years after the end of the Contract Year to which they relate, whichever is earlier. In order to facilitate inspection of its books and records, LICENSEE shall designate a symbol or number which will be used exclusively in connection with the Licensed Products on which royalty payments are payable and shall maintain for inspection as provided in this Agreement duplicates of all billings to customers with respect to Licensed Products. LICENSEE shall on a quarterly basis furnish NBAP with a list of LICENSEE's top twenty-five
      (25) retail accounts for Licensed Products (on a country-by-country basis) and their quarterly purchases of Licensed Products (broken down by unit sales and in dollar volume by retailer). LICENSEE shall supply NBAP with true and complete copies of any agreement it has entered into, or in the future enters into, with any Member Team or any NBA player. In addition, LICENSEE shall, on a quarterly basis during the Term, provide NBAP with copies of either (i) financial information furnished to the United States Securities and Exchange Commission or (ii) with all financial statements and other financial information prepared by LICENSEE for distribution to its banks or other financial lending institutions to whom it reports regularly. LICENSEE shall cooperate with NBAP in developing an electronic data interchange through which NBAP may access LICENSEE'S electronic database relating to the manufacture, distribution and sale of Licensed Products (such as work-in-process, finished goods on hand, orders received, deliveries made and any other on-line information relating to the Licensed Products, but not including information as to LICENSEE'S profits) or developing such other system as will enable NBAP to obtain such information or facilitate NBAP's review of LICENSEE'S graphic designs for Licensed Products.

13.   EARLY TERMINATION

      (a) Without prejudice to any other rights NBAP may have pursuant to this Agreement or otherwise, NBAP shall have the right to terminate this Agreement at any time if:

            (1) Within three (3) months from the date that this Agreement is executed on behalf of NBAP, LICENSEE shall not have begun the bona-fide distribution and sale of each Licensed Product within and throughout the Territory in accordance with this Agreement.

            (2) LICENSEE shall fail to timely remit any payment of any nature due to NBAP or any of its affiliates when due and shall fail to cure a royalty non-payment within thirty (30) days (ten
                  (10) days for a payment default other than a royalty payment default) of its receipt of written notice from NBAP; provided, however, that after LICENSEE twice fails to timely remit any such payment when due LICENSEE shall not have the right to cure any subsequent payment default.

            (3) LICENSEE shall be unable to pay its liabilities when due, or shall make any assignment for the benefit of creditors, or under any applicable law admits in writing its inability to meet its obligations when due or commit any other act of bankruptcy, institute voluntary proceedings in bankruptcy or insolvency or permit institution of such proceedings against it.

            (4) LICENSEE shall exhibit a pattern of frequent failure to make timely delivery of sufficient quantities of the Licensed Products to its retail accounts.

            (5) LICENSEE (or any entity that controls LICENSEE or is controlled by LICENSEE) now or in the future holds a license from NBAP and such license is terminated by NBAP during the Term.

            (6)   LICENSEE (i) delivers Licensed Products outside the Territory;
                  (ii) sells Licensed Products to a third party who LICENSEE knows, or has reason to know, intends to deliver the Licensed Products outside the Territory; or (iii) LICENSEE is in breach of Paragraph 11(c).

            (7) LICENSEE sells to any third party that LICENSEE knows, or has reason to know, is altering or modifying the Licensed Products prior to sale to the ultimate consumer.

            (8) LICENSEE shall fail to perform or shall be in breach of any other term or condition of this Agreement (other than a payment default). A termination pursuant to this subparagraph
                  (8) shall take effect (i) thirty (30) days after written notice of such failure to perform or breach is sent by NBAP if such failure to perform or breach can be Completely Cured (as defined below) and such failure to perform or breach has not been Completely Cured during such thirty (30) day period, or (ii) immediately after written notice of such failure to perform or breach is sent by NBAP if such failure to perform or breach cannot be Completely Cured. For purposes of this subparagraph, "Completely Cured" means that such failure to perform or breach is cured so that, in the reasonable judgment of NBAP, such failure to perform or breach will have had no effect on, or caused no damage to, NBAP.

            In addition to NBAP's other rights and remedies, upon termination of this Agreement under this Paragraph, LICENSEE shall pay NBAP (within thirty (30) days of such termination) the Minimum Guarantees for each Licensed Product for the balance of the Contract Year, less the royalties paid to NBAP through the date of termination.

      (b) Without prejudice to any other rights LICENSEE may have pursuant to this Agreement or otherwise, LICENSEE shall have the right to terminate this Agreement at any time if:

            (1) NBAP shall fail to perform or shall be in breach of any other term or condition of this Agreement and if such breach shall continue for a period of thirty (30) days after written notice of such failure to perform or breach is sent by LICENSEE.

            (2) NBAP shall be unable to pay its liabilities when due, or shall make any assignment for the benefit of creditors, or under any applicable law admits in writing its inability to meet its obligations when due or commit any other act of bankruptcy, institute voluntary proceedings in bankruptcy or insolvency or permit institution of such proceedings against it.

            (3)   Either NBAP or the NBA is dissolved.

14.   DISPOSAL OF STOCK; EFFECT OF TERMINATION

      Sixty (60) days before the expiration of this Agreement and ten (10) days after any termination under Paragraphs 9 or 13, LICENSEE will furnish to NBAP a certificate showing the number and description of Licensed Products on hand or in process of manufacture. After expiration or termination of this Agreement, LICENSEE shall have no right to, nor allow third party to, manufacture, advertise, distribute, sell, promote or otherwise deal in any Licensed Products or use the Licensed Marks (and LICENSEE shall not engage in any such activity) except as provided below. For a period of ninety
      (90) days following the expiration (but not after the termination) of this Agreement, LICENSEE may sell-off and deliver Licensed Products which are on hand or in process at the time of such expiration (the "Sell-Off Period"); provided, however that (i) the total number of units of each Licensed Product sold during the Sell-Off Period may not be greater than one hundred ten percent (110%) of the total number of units of such Licensed Product on hand on the same date the preceding Contract Year,
      (ii) such Licensed Products may only be sold in accordance with this Agreement and in the normal course of business and at regular selling prices, (iii) all payments then due are first made to NBAP and (iv) statements and payments with respect to the Sell-Off Period are made in accordance with this Agreement. NBAP shall have the option to conduct physical inventories before the expiration of this Agreement until the end of the Sell-Off Period in order to verify such inventory and/or statements. If LICENSEE refuses to permit such physical inventory, LICENSEE shall forfeit its right to dispose of Licensed Products under this Paragraph. After such Sell-Off Period, all inventory on hand or in process (including all promotional and packaging materials) will be destroyed. LICENSEE shall have no sell-off rights in the event this Agreement is terminated. After such termination, all inventory on hand or in process (including all promotional and packaging materials) will be destroyed. Any destruction of Licensed Product required pursuant to this Agreement shall be attested to in a certificate signed by one of LICENSEE's officers.

15.   EQUITABLE RELIEF

      LICENSEE acknowledges that NBAP is entering into this Agreement not only in consideration of the royalties or other financial consideration to be paid, but also for the promotional value and intrinsic benefit resulting from the manufacture, advertisement, distribution, sale and promotion of the Licensed Products by LICENSEE in the Territory. LICENSEE acknowledges that the Licensed Marks possess a special, unique and extraordinary character which makes difficult the assessment of the monetary damage which NBAP would sustain as a result of the unauthorized use of the Licensed Marks. LICENSEE further acknowledges that: (i) its failure to manufacture, advertise, distribute, sell and promote the Licensed Products in accordance with this Agreement and (ii) the unauthorized or unapproved use of the Licensed Marks, will, in either case, cause immediate and irreparable damage to NBAP for which NBAP would not have an adequate remedy at law. Therefore, LICENSEE agrees that, in the event of a breach of this Agreement by LICENSEE, in addition to such other legal and equitable rights and remedies as shall be available to NBAP, NBAP shall be entitled to injunctive and other equitable relief, without the necessity of proving damages or furnishing a bond or other security.

16.   NOTICES

      All notices and statements to be given and all payments to be made under this Agreement shall be given or made at the respective address of the parties as set forth above, unless notification of a change of address is given in writing. Any notice of breach or default must be in writing and sent by facsimile, overnight express delivery, or registered or certified mail, return receipt requested, properly addressed and stamped. Any written notice shall be deemed to have been given at the time it is sent.

17.   NO JOINT VENTURE

      Nothing in this Agreement shall be construed to place the parties in the relationship of partners or joint venturers. Neither party shall have the power to obligate or bind the other to a third party in any manner whatsoever.

18.   ARBITRATION OF CERTAIN MATTERS

      Any dispute or disagreement between the parties relating solely to the amount of royalty payments owing under this Agreement shall be settled by arbitration in New York City under the rules then in effect of the American Arbitration Association. Judgment upon the award may be entered in any court having jurisdiction. No other dispute or disagreement between the parties (including any claim by NBAP that LICENSEE is using the Licensed Marks in a manner not authorized by this Agreement or is otherwise in breach of this Agreement) shall be settled by arbitration. All decisions by NBAP relating to disapproval of any Licensed Product or advertising, promotion or display material shall be final and binding on LICENSEE and shall not be subject to review in any proceeding.

19.   NO USE OF PLAYERS

      LICENSEE acknowledges that this Agreement does not grant to LICENSEE any licenses or rights with respect to the use of the names, likenesses or other attributes of any NBA player (collectively, "Player Attributes") except in advertising and promotional materials specifically approved by NBAP. The license granted under this Agreement does not include, and shall not be used to imply, a testimonial or endorsement of any Licensed Products by any NBA player. LICENSEE shall not use Player Attributes in any manner without first obtaining written authorization from the subject player(s). LICENSEE shall not enter into any agreement with any NBA player or any other person which would require that player or other person to wear or use any Licensed Product or other product at any NBA game (either courtside or in any locker room) or at practice; provided, however, that NBAP acknowledges that LICENSEE has entered into an agreement with Hakeem Olajuwon that requires him to wear LICENSEE'S athletic footwear during NBA games and that LICENSEE shall not be in breach of the foregoing provision as a result of such agreement.

20.   WARRANTIES

      Each party represents and warrants that it has the right and authority to enter into and perform this Agreement and NBAP represents and warrants that it has the right to grant the rights to use the Licensed Marks in accordance with the terms and conditions of this Agreement. LICENSEE represents and warrants that the Licensed Products and all advertising and promotional materials shall comply with all applicable laws, regulations and standards. NBAP's approval of such materials will not imply a representation or belief that NBAP believes such materials are sufficient to meet applicable laws, regulations and standards, nor shall it imply that NBAP agrees with or supports any claims made by LICENSEE in any advertising materials relating to the Licensed Products. LICENSEE further represents and warrants that all advertising and promotional materials and all graphics used on Licensed Products will not violate the intellectual property rights of any third party.

21.   SEVERABILITY

      In the event any provision of this Agreement is found to be void, invalid or unenforceable as a result of any judicial or administrative proceeding or decree, this Agreement shall be construed and enforced as if such provision were not contained in this Agreement.

22.   MISCELLANEOUS

      (a) Assignment: This Agreement and any rights granted under this Agreement are personal to LICENSEE and shall not be assigned, sublicensed, subcontracted or encumbered, directly or indirectly, by law or by contract, without NBAP's prior written consent, which consent may, in NBAP's sole discretion, (i) be contingent upon a fee payable by LICENSEE or the transferee, the amount of which shall be determined by NBAP in its sole discretion, and/or (ii) impose other terms and conditions upon the assignment, sublicense or transfer. Any transfer of a controlling interest in LICENSEE or in any party which currently controls LICENSEE, directly or indirectly, shall be deemed an assignment prohibited by the preceding sentence. Any nonconsensual assignment, sublicense, subcontract or encumbrance of this Agreement by LICENSEE shall be invalid and of no force or effect. Upon any such nonconsensual assignment, sublicense or encumbrance, this Agreement shall terminate, all payment obligations of LICENSEE hereunder shall be accelerated and immediately due and payable, and all rights granted under this Agreement shall immediately revert to NBAP.

      (b) Waiver: None of the provisions of this Agreement can be waived or modified except expressly by a writing signed by both panties. There are no representations, promises, agreements, warranties, covenants or undertakings by either party other than those contained in this Agreement. No failure on the part of NBAP to exercise any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any right preclude any other or further exercise or the exercise of any other rights.

      (c) Survival: No expiration or termination of this Agreement shall relieve LICENSEE of its obligation to pay NBAP any amounts due to NBAP at the time of termination, regardless of whether these amounts are then or thereafter payable. The provisions of Paragraphs 12 and 22(f) shall survive the expiration or termination of this Agreement.

      (d) Adjustments: NBAP shall have the option to increase the Royalty Rates in the event that, at any time during the Term, LICENSEE agrees to pay or in fact pays an aggregate value with respect to any other licensed sports league in excess of the aggregate value paid to NBAP under this Agreement. From time-to-time at NBAP's request, LICENSEE shall deliver a certificate to NBAP which sets forth the royalty rates and any advertising and promotion contributions or any other amounts LICENSEE pays to any other licensed sports league.

      (e) Governing Law and Jurisdiction: This Agreement shall be construed in accordance with the laws of the State of New York, USA, without regard to its principles of conflicts of laws. Any claim arising under this Agreement (except as provided under Paragraph 18) shall be prosecuted in a federal or state court of competent jurisdiction located within the City of New York, USA and LICENSEE and NBAP consent to the jurisdiction of such court and to the service of process by mail.

      (f) Confidentiality: Neither party shall (nor shall they permit or cause their employees or agents to) divulge, disseminate or publicize information relating to this Agreement or the financial or other terms of this Agreement (including any information on the specifications or methods of reproduction of the Licensed Marks) to any third party (other than their respective attorneys or accountants or in the case of NBAP, the NBA Board of Governors and the NBPA), except as may be required by law or to fulfill the terms of this Agreement. Notwithstanding the foregoing, LICENSEE shall be permitted to divulge financial or other information relating to this Agreement to a bona-fide prospective buyer of LICENSEE, provided that LICENSEE requires the prospective buyer to enter into an agreement pursuant to which the prospective buyer agrees to keep any such financial or other information strictly confidential.

      (g) Research: LICENSEE shall cooperate with NBAP's reasonable requests for information in connection with conducting marketing tests, surveys and other research ("Research"), provided that any proprietary information so furnished shall be kept strictly confidential by NBAP. If LICENSEE performs or causes to be performed any Research primarily dedicated to evaluating or otherwise assessing a Licensed Product (or any LICENSEE (non-NBA) product offering similar to a Licensed Product), then copies of such Research results shall be promptly provided to NBAP. As may be reasonably requested by NBAP, LICENSEE shall provide NBAP (or NBAP's designated third-party researcher) with any Research and information that LICENSEE has or obtains regarding its retail accounts.

      (h) Construction: This Agreement has been executed in a text using the English language, which text shall be controlling. This Agreement, together with any exhibits or attachments, when fully-executed, shall constitute the entire agreement and understanding between the parties and cancels, terminates and supersedes any prior agreement or understanding relating to the subject matter of this Agreement between LICENSEE and the NBA, any Member Team, NBAP or NBAE. The headings in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement. This Agreement shall not be binding on NBAP until signed on its behalf by its President or Senior Vice President, Business Affairs or such other executive designated by the President to sign.

                                      # # #

                                   SCHEDULE A

         SPALDING NBA GOLF BALL ANNUAL MINIMUM SALES PERFORMANCE GOALS:

                                       [*]

                                   SCHEDULE B

                           THIRD PARTY MANUFACTURERS:

                                       [*]